FORM OF PROMISSORY NOTE
$[4,475,000] August 6, 2020
For value received, Comstock Mining Inc., a Nevada corporation (the “Borrower”), promises to pay to the order of _________ (“Lender”), the principal amount of $[4,475,000] together with accrued and unpaid interest thereon, each due and payable on the date and in the manner set forth below. The principal amount includes $[255,000], which shall not be obligated to be funded to the Borrower by the Lender and shall be reduced ratably in case of principal prepayment, as described in detail below.
1.Repayment. The principal amount of this promissory note shall be payable in lawful money of the United States on or prior to September 20, 2021 (the “Maturity Date”). All payments shall be applied first to accrued interest, and thereafter to principal. The outstanding principal amount of the Note plus all unpaid accrued interest shall be due and payable on an Event of Default (as defined below). The Borrower, in its sole discretion, can elect to defer up to 34% of the principal due upon the Maturity Date to September 20, 2023 (the “Deferred Maturity Date”); provided that in addition to the cash payment by the Borrower to the Lender of 66% of the principal due upon the Maturity Date, the Borrower shall also issue the Lender a warrant (the “Warrant”) to purchase common shares of the Borrower registered for sale under the Securities Act of 1933, as amended (the “Borrower Shares”). The number Borrower Shares that may be purchased by the Lender pursuant to the Warrant shall be equal to (a) the dollar amount of the cash principal payment deferred to the Deferred Maturity Date, divided by (b) (i) the volume-weighted average closing price of the Borrower’s common stock on its primary trading market for the twenty (20) consecutive trading days preceding the date of issuance of the Warrant (the “20-Day VWAP”) multiplied by (ii) 0.90. The Warrant shall be exercisable for a period of two years commencing on the Maturity Date, shall not contain a cashless exercise feature and shall have an exercise price equal to the 20-Day VWAP. Notwithstanding anything to the contrary in this promissory note, the number of Borrower Shares issuable upon the exercise of the Warrant cannot exceed 19.99% of the outstanding common shares of the Borrower on the date hereof.
2.Interest. Borrower promises to pay simple interest on the outstanding principal amount hereof from the date hereof until payment in full, which interest shall be payable at the rate of 12% per annum. Interest shall be calculated on the basis of a 365-day year and number of days lapsed. Payment of accrued interest shall be due on the fifth (5th) Business Day (as defined below) of each month. “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the State of Nevada are authorized or required by law to remain closed. If an Event of Default (as defined below) has occurred and is continuing, interest on this promissory note shall accrue at a rate of 17% per annum (the “Default Rate”) until such Event of Default is cured or this promissory note is paid in full.

3.Prepayment. Borrower may prepay the principal amount, or any portion thereof, in full or in part at any time without premium or penalty.  Any such prepayment shall be accompanied by accrued and unpaid interest on the principal amount, or such portion thereof, prepaid to the date of such prepayment. If and to the extent that the Borrower completes the previously announced sale of certain non-mining related assets, then the Borrower shall be obligated to use at least 80% of the net cash proceeds of such sales to prepay this promissory note. The $[225,000] original purchase price discount (that is, the difference between the principal amount of $[4,475,000] and the amount of funding provided by the Lender to the Borrower hereunder of $[4,220,000], will be adjusted pro-rata upon triggering any prepayments contemplated by this Section 3. For example, if funding of this promissory occurred on August 15, 2020 (that is 400 days prior to the Maturity Date of September 20, 2021) and a prepayment contemplated by this Section 3 occurred on December 31, 2020 (that is, after 137 days), then 66.75% (or 263/400 days) of discount would be forfeited by the Lender and no longer payable by the Borrower based on that pro-rated number of days remaining to the Maturity Date.
4.Covenants. Until this promissory note is repaid, the Borrower shall not, and shall not permit any of its subsidiaries to, create, incur, assume or suffer to exist any lien on its Silver Springs properties (that is, the 98 acres and senior water rights owned by Comstock Industrial LLC, and the 160 acres owned by Downtown Silver Springs LLC. Until this promissory note is repaid, the Borrower shall not incur any debt that (a) is senior of payment to this promissory note or (b) that matures prior to the Maturity Date.
5.Default. If there shall be any Event of Default hereunder, at the option and upon the declaration of the Lender and upon written notice to the Borrower (which election and notice shall not be required in the case of an Event of Default under Section 5(b) or 5(c)), this promissory note shall accelerate and all principal and unpaid accrued interest shall become due and payable. The occurrence of any one or more of the following shall constitute an “Event of Default”:
(a)Borrower fails to pay timely any principal amount or unpaid accrued interest on the date the same becomes due and payable;
(b)The Borrower files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or
(c)An involuntary petition is filed against the Borrower (unless such petition is dismissed or discharged within 60 days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Borrower.
6.Non-Negotiable Instrument. This obligation is not transferrable or negotiable except in accordance with the provisions of this section and is registered as to both principal and interest. Transfer of the obligation may be accomplished only by surrender of this promissory note and either the reissuance by the issuer of the promissory note or the issuance by the issuer of a new instrument to the new holder. This promissory note is intended to be treated as an obligation in registered form as defined in the Treasury Regulations Section 1.871-14(c)(1)(i)(A). Accordingly, this promissory note is not negotiable by endorsement of the holder or any assignee of the holder. Prior to due presentment of this promissory note for transfer, the Borrower shall treat the Lender as the owner of such promissory note for the purpose of receiving payment of principal of and interest on the promissory note and for all other purposes whatsoever, whether or not the principal or interest of this promissory note is due (unless the Lender assigns or transfers this promissory note). Upon due presentment for transfer of this promissory note, the Borrower and the Lender shall execute and deliver in the name of the transferee or transferees a new promissory note for an aggregate principal amount equal to the total amount of principal and accrued but unpaid interest due to the Lender at the time of transfer. Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the United States Internal Revenue Code.
7.Waiver. The Borrower hereby waives demand, notice, presentment, protest and notice of dishonor.
8.Notice. Any notices or communications to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail.  Notices delivered by mail shall be deemed given three business days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested.  Notices delivered by hand, by facsimile or by nationally recognized private carrier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, on or before two business days after its delivery by facsimile.  All notices to the Borrower shall be addressed as set forth under such party’s signature below.
9.Governing Law. This promissory note shall be governed by and construed under the laws of the State of Nevada (without giving effect to principles of conflicts of law).
10.Modification; Waiver. Any provision of this promissory note may be amended, waived or modified only upon the written consent of the Borrower and the Lender.

IN WITNESS WHEREOF, the undersigned has executed this promissory note on and as of the date first set forth above.

Comstock Mining Inc.
By:_/s/Corrado DeGasperis____ Name: Corrado DeGasperis Title: Executive Chairman and CEO Address: 117 American Flat Road P.O. Box 1118 Virginia City, Nevada 89440 degasperis@comstockmining.com